Exhibit 99.16
Shareholders of Essex Rental Criticize Incumbent Board Members on Conference Call
NEW YORK, May 11, 2015 /PRNewswire/ -- On May 7, 2015 Essex Rental Corp. (NASDAQ: ESSX) ("Essex" or the "Company") conducted a conference call. On the conference call, shareholders were given the opportunity to express their feelings directly to Essex in a live forum. Within the confines of this forum, a number of shareholders spoke up to express criticism of the spending practices of the incumbent Board of Essex.   The shareholders that spoke are in no way affiliated with Casey Capital.
This conference call highlights that the concerns expressed by Casey Capital are shared by other shareholders who are not affiliated with Casey Capital.
Board Members Edward Levy and Lawrence Levy have been paid $200,000 a year each in Board Fees.   In addition, under the Board's stewardship Essex pays over $100,000 a year in rent to a related party for extravagant 50th floor office space in Manhattan.   The office space in Manhattan is a particularly clear waste of shareholder wealth because Essex has its own corporate headquarters in the vicinity of Chicago, Illinois.
When the payments to the Levys and the payments for office space in Manhattan are added up, they total more than $500,000 a year, a truly staggering sum for a company with a market cap today of around $30 million.
This waste of shareholder resources continues to shock many shareholders.  Casey Capital reached out to Essex and asked that this waste of shareholder resources be ended.  Casey Capital has attempted to engage Essex a number of times since its first letter on February 26, 2015 and remains open to engagement with Essex. Only after being rebuffed by Essex did Casey Capital reluctantly decide to run a dissident proxy solicitation. Running a dissident solicitation was the very last resort for Casey Capital.
The dissident proxy statement outlines a clear case for change.   Both nominees supported by Casey Capital have demonstrated experience in cutting costs, and have demonstrated experience in returning money-losing companies to profitability.  Both nominees are ready to cut out the wasteful and abusive spending and deliver value for all Essex shareholders.
Casey Capital has real skin in the game, a real incentive to see a Board that represents the interests of all shareholders.  Casey Capital used its own money to buy its Essex stock in the open market, stock that represents more than 5% of Essex's outstanding shares.
Essex shareholders want to know why Laurence Levy continues to maintain the position that the two nominees supported by Casey Capital were not validly nominated. Recently, Laurence Levy sent a letter offering to add the two nominees supported by Casey Capital to the Board "upon conclusion" of the 2015 annual meeting, which means that these two nominees supported by Casey Capital would comprise two of seven members of the Board.  Given the concerns expressed by shareholders on the Company's recent conference call, Casey Capital believes that shareholders are focused on pursuing a resolution for this year's director election at the 2015 annual meeting. Casey Capital remains open to discussion of a resolution addressing this year's director election.
It is Casey Capital's concern that Laurence Levy's offer fails to acknowledge the validity of the nominations for the two nominees supported by Casey Capital, even though his offer implicitly recognizes the viability of the candidacy of these two nominees. Both Kevin Casey and Lee Keddie are stockholders of record according to the records of Essex's transfer agent as evidenced by statements of direct registration prior to the record date for the annual meeting. Laurence Levy's offer continues to evade the issue that he is apparently disregarding the records of Essex's transfer agent and the nomination requirements of Essex's own Bylaws.
Casey Capital has filed definitive soliciting materials with the Securities and Exchange Commission and has mailed the definitive soliciting materials. Shareholders that do not wish to wait to receive Casey Capital's definitive soliciting materials in the mail can read them by clicking on the following link: www.dfking.com/fixessex.
Casey Capital asks all shareholders to carefully read the definitive soliciting materials provided by the incumbent Board and to also carefully read the definitive soliciting materials provided by Casey Capital.
In order to allow all shareholders to have their questions about Casey Capital's definitive soliciting materials answered, Casey Capital has engaged the proxy solicitation firm of D.F. King.  Please call D.F. King at: (212) 269-5550 or (866) 406-2283.
Now is the time for the long-suffering shareholders of Essex to elect two new members to the Board.

###

Investor Contact:
Casey Capital, LLC
Kevin Casey
646-825-4630

CASEY CAPITAL, LLC ("CASEY CAPITAL") INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF ESSEX RENTAL CORP. (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2015 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CASEY CAPITAL, KC GAMMA OPPORTUNITY FUND, LP., KEVIN CASEY, LEE KEDDIE, JOHN CLIMACO AND RELATED PARTICIPANTS IN THE SOLICITATION (COLLECTIVELY, THE "PARTICIPANTS"), WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, D.F. KING & CO., INC., CASEY CAPITAL'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING D.F. KING AT (212) 269-5550 OR TOLL-FREE AT (866) 406-2283.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS WILL BE CONTAINED IN THE SCHEDULE 14A TO BE FILED BY CASEY CAPITAL WITH THE SEC. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE. MR. KEDDIE OWNS 500 SHARES OF THE COMPANY. CASEY CAPITAL, KC GAMMA AND MR. CASEY OWN 1,462,634 SHARES.